Exhibit 10.28

MSP AGREEMENT
CA, INC.
MANAGED SERVICES PROVIDER (MSP) AGREEMENT

Name and Address of Authorized MSP:	InterNetwork Experts, Inc.
1955 Lakeway Drive, Suite 220, Lewisville, TX 75057
Contact: Jon Groves
Tel: 469-549-3903	E-Mail: Jonathon.Groves@netwurant.com
This MSP Agreement (“Agreement”) is entered into by CA, Inc. whose principal place of business is at One CA Plaza, Islandia, New York 11949 (“CA”) and the MSP identified above, and will commence on the Effective Date.
CA and MSP agree to the terms and conditions of this Standard MSP Agreement (“Agreement”). This Agreement authorizes MSP to provide managed services to their End Users as further defined herein.
3.	DEFINITIONS. In this Agreement each word or phrase with the initial letter capitalized shall have the following meaning unless expressly provided otherwise. The term “Section” refers to an identified section of this Agreement. A reference to an Exhibit is to an Exhibit to this Agreement as the same may be modified by mutual agreement in writing from time to time.
3.1.	CA Marks means CA’s trade marks, service marks, logos, designations and insignias.

1.1.	CA Software means CA software products stated in Exhibit A the use of which is restricted solely to enable MSP to provide remote monitoring services to MSP End Users using a virtual computer connection to MSP End Users’ networks provide any of the following services: to monitor and provide asset management, software delivery, desktop refresh, remote control and/or help desk services. Such CA Software shall also include all corrections, Maintenance Releases, New Versions and associated Documentation thereto provided by CA to MSP, but not beta, pre-release or other special release products, which are specifically excluded from the definition of CA Software.

3.2.	Confidential Information means the information and materials noticed or marked by CA or MSP as confidential and proprietary. “Confidential Information” does not include information that (i) is already known to the receiving party at the time it is disclosed and has not been obtained wrongfully, (ii) becomes publicly known without fault of the receiving party, (iii) is independently developed by the receiving party, (iv) is approved for release in writing by the disclosing party, (v) is disclosed without restriction by the disclosing party to a third party, or (vi) is disclosed pursuant to legal obligations beyond the control of the disclosing and receiving parties. However, the foregoing shall not be deemed to grant to either party a license of the other party’s copyrights or patents. For purposes of this definition, CA Software shall always be deemed Confidential Information.

3.3.	Demonstration Software means the CA Software used internally by MSP on the computer(s) listed in the applicable Demonstration Software Order Form(s) for demonstration and support purposes.

3.4.	Documentation means CA’s published technical manuals that accompany the CA Software.

3.5.	End Users means the remote managed service third party entities for which MSP provides or shall provide remote managed services and with whom MSP has a confidentiality agreement sufficiently broad in scope to include the CA Software as defined below. MSP End Users shall not include an entity that redistributes, distributes, licenses, rents or leases CA Software to other parties in the regular course of business.

1.2.	End User Agreement means the terms and conditions pursuant to which an End User has access to CA Software by MSP for MSP services including access to the functionality of the CA Software. Such Agreement shall include terms and conditions that will cause End User to observe usage and confidentiality restrictions set forth herein prior to allowing End User to have such access solely for End User’s Internal Use.

1.3.	Effective Date means the date stated in Exhibit A.

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Legally approved by CA Shama09

MSP AGREEMENT
3.6.	Internal Use means use for an End User’s internal business operations only. “Internal Use” does not include timesharing, provision of outsourcing or facilities management services.

3.7.	Maintenance Releases means temporary fixes, error corrections, workarounds and corrections made available by CA for MSP to support the usage of CA Software, but does not include (i) New Versions or (ii) new products available from CA for an additional fee.

1.4.	New Versions means a new version of the CA Software containing new features or functions as well as error corrections, but does not include new products available from CA for an additional fee.

3.8.	Territory means the area identified in Exhibit A but always excluding any countries which CA is prohibited from exporting its products to as prescribed by US export laws.

3.9.	Upgrade means any change in the usage of the CA Products (including, but not limited to the transfer of CA Products to a computer in a higher price classification, or an increase in authorized use limitation) that would result in an increase in price as determined in accordance with CA’s then current price list.
2.	TERM. This Agreement, unless terminated earlier as provided in this Agreement, will commence on the Effective Date and will expire three (3) years from the Effective Date, subject to the term limitations specified in Exhibit A. Nothing contained in this Agreement should be interpreted as requiring either CA or MSP to renew or extend this Agreement.

4.	APPOINTMENT.
4.1.	Appointment. CA appoints MSP within the Territory. This appointment is non-exclusive, with CA reserving the right to appoint other MSPs without restriction as to number and location. Subject to Section 3.2 below, CA grants a non-exclusive, non-transferable, license within the Territory to:
2.1.1.	utilize the CA Software in the designated Operations Center (“OC”), located at the Installation Site(s) indicated on Exhibit A, to provide remote monitoring services to MSP End Users and to process the business data of multiple MSP End Users. If MSP subsequently opens other OCs within the Territory, MSP agrees to obtain CA’s prior written approval to use the CA Software at such other OC locations and MSP further agrees to comply with any reasonable conditions imposed on MSP by CA in consideration for granting such approval. In no circumstance may MSP or any MSP End User use or access any CA Software hereunder for the benefit of any MSP End User which is itself engaged in the business of providing data processing services of any kind to its own customers, whether acting as a facilities manager, remote services provider, service bureau, outsourcer or otherwise.

2.1.2.	replace the CA Software with New Versions made generally available by CA from time to time if MSP pays the applicable maintenance and support fees; and

4.1.1.	acquire Upgrades intended for End Users from CA, on an as-needed basis if MSP shall have paid the applicable maintenance and support fees.

4.1.2.	provide demonstration of the MSP service to End Users or prospective end users that includes CA Software subject to the confidentiality and usage restrictions contained herein.
4.2.	Restrictions. The license made available to MSP is subject to the following:
4.2.1.	MSP shall not reverse engineer, disassemble, decompile, or otherwise attempt to discover the source code for the CA Software; redistribute, encumber, sell, rent, lease, sublicense, or otherwise transfer rights to the CA Software (except as expressly permitted hereunder); or remove or alter any trademark, logo, copyright or other proprietary notices, legends, symbols or labels in the CA Software (except as explicitly permitted hereunder). MSP shall not disclose the individual or separate pricing of the CA Software under this Agreement to any third party.
2.2.	Subsidiaries and Affiliates. MSP’s subsidiaries and affiliates are not permitted to access the CA Software without the prior written consent of CA.
3.	PRODUCTS AND PRICING

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Legally approved by CA Shama09

MSP AGREEMENT
4.3.	Eligible Products. MSP is authorized under this Agreement to utilize and market the functionality of the CA Software as part of the remote managed services provided by MSP.

3.1.	Pricing. The fees payable by MSP will be in accordance with the Fees in Exhibit A.

4.4.	CA Software Changes. CA reserves the right at any time to make changes or modifications to any CA Software, including without limitation changes which are required (i) for security, or (ii) to facilitate performance in accordance with published documentation. CA also reserves the right at any time to (i) increase or decrease list or recommended prices against which discounts are calculated and (ii) to discontinue the sale or availability of any CA Software at any time. CA will give 30 days notice of any list price increases or discontinuance of any CA Software. All such changes shall become effective 30 days after notice is given. Orders requesting delivery after the effective ate of a price change will be invoiced at the changed price.
5.	MARKETING, END USER SATISFACTION, MSP OBLIGATIONS AND SUPPORT.
5.1.	Use of Authorized MSP Title. MSP may refer to itself, in connection with exercising its rights under this Agreement, as a “CA Authorized MSP,” but solely in connection with marketing the CA Software and only during the term of this Agreement.

3.2.	Use of CA Marks and Trade Names. MSP is authorized to use the CA Marks applicable to CA Software obtained under this Agreement in connection with its marketing of CA Software as part of the managed services provided by MSP, but only in accordance with CA’s then current trademark usage policies (including rights to monitor MSP’s use of the CA Marks) set forth on CA’s web site www.ca.com/corp_identity/legal.htm and only during the term of this Agreement. Upon the Expiration Date or termination of this Agreement, MSP agrees to cease all display, advertising and use of any and all CA Marks and trade names. MSP recognizes CA’s or its licensors’ ownership and title to the trade names and CA Marks and the goodwill attaching to the trade names and CA Marks. MSP agrees that any goodwill that accrues because of its use of the trade names and/or CA Marks belongs to CA. MSP agrees that if it contests the CA Marks or trade names, or makes application for registration of any CA Marks or trade names without CA’s prior written consent, CA shall be entitled to terminate this Agreement immediately upon written notice to MSP. MSP agrees not to use, employ or attempt to register any trademarks or trade names that are confusingly similar to the CA Marks or trade names.

3.3.	Obligations using CA Marks. MSP shall not attach, remove or disfigure any CA Marks on the CA Software and shall not attach any additional marks to the CA Software except as otherwise agreed by CA. MSP shall not attach the CA Marks to any products other than the CA Software. MSP agrees not to alter or remove or obscure any copyright or other proprietary notices on or in the CA Software or related Documentation or materials. CA may from time to time use other or additional marks with respect to any CA Software. The provisions of this Agreement governing MSP’s use of the CA Marks shall also apply to such other marks.

3.4.	End User Satisfaction. MSP agrees that high End User satisfaction is a condition of its continued authorization by CA. Although CA has granted MSP a Territory-wide authority to remotely manage End Users with CA Software under the terms of this Agreement, MSP agrees that it will not market and distribute CA Software in areas where it does not have the ability to support the CA Software. In addition, to help ensure high End User satisfaction, MSP agrees to:
5.1.1.	report to CA promptly and in writing all suspected and actual problems with any CA Software;

5.1.2.	avoid deceptive, misleading or unethical practices that are or might be detrimental to CA or the CA Software;

5.1.3.	refrain from making any false or misleading representations with regard to CA or CA Software;

5.1.4.	refrain from making any representations, warranties or guarantees to customers with respect to the specifications, features or capabilities of CA Software that are inconsistent with the literature distributed by CA; and

5.1.5.	provide or cause to be provided all original media and manuals accompanying each CA Software license to the End User if applicable.
5.2.	MSP Obligations. MSP agrees to the following:

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Legally approved by CA Shama09

MSP AGREEMENT
5.2.1.	MSP shall bear all costs of integrating and or implementation, including any required education services relating to the CA Software using CA Services pursuant to the MSP Support Addendum attached as Exhibit B.

5.2.2.	MSP shall bear all costs of and all related sales and marketing expenses.
5.3.	Support and Maintenance.
3.4.1.	MSP First Level Support. MSP shall provide first level support for the CA Software as described in the MSP Support Addendum attached hereto, substantially similar to the level of support provided by CA to an End User,. MSP shall ensure that members of its technical staff complete sufficient training regarding the CA Software as necessary to provide first level support to MSP’s End Users and MSP Channel Partners. CA shall not have any obligation to provide first level support to MSP’s End Users (unless CA has entered into a maintenance agreement directly with the End User). If CA directly supports an End User, CA shall be entitled to retain the full amount of maintenance revenue received from such End User.

3.4.2.	Second Level Support and Maintenance. CA shall provide MSP with second level support (as detailed at the following web site: http://supportconnect.ca.com as updated from time to time) and “Maintenance” as described below for CA Software properly licensed to MSP’s End Users in return for payment by MSP of the maintenance fees set forth in Exhibit A (or purchase of any CA Software that includes annual Maintenance) and provided that MSP follows CA’s standard procedures for provision of support. MSP’s payment of the fee each year shall entitle MSP to the following “Maintenance” benefits: (i) the provision of second level telephone support and assistance from CA respecting the use and operation of the CA Software as well as error fixes and (ii) the provision of New Versions and enhancements of the CA Software running on new operating systems provided the same are developed and released by CA generally and delivered at no extra charge to CA’s other licensees who have active maintenance plans. MSP is not entitled to second level support from CA or provision of other Maintenance benefits for End Users not under an annual maintenance plan.

3.4.3.	Exceptions for Support. CA shall have no obligation to provide second level support to MSP for: (i) altered, damaged or modified CA Software; (ii) CA Software that is not the then-current release of the CA Software available from CA; (iii) CA Software problems caused by MSP, or the End User’s negligence, hardware malfunction or other causes beyond the control of CA; (iv) CA Software installed on a hardware or operating system environment which is not supported by CA; or (v) pre-release or beta CA Software that are not part of an official CA beta program.

3.4.4.	Demonstration Software. MSP may obtain Demonstration Software from CA. MSP must complete CA’s then standard Demonstration Software order form and deliver such order form to CA for each copy of the Demonstration Software acquired by MSP under this Agreement. Demonstration Software may not be used by MSP for production purposes or transferred or sublicensed to any third party. Such licenses may only be used for demonstration and support purposes if MSP pays the applicable second level support fees and shall be subject to all of the terms, conditions and restrictions of this Agreement. Such licenses shall be returned to CA in the event of any expiration or termination of this Agreement.
6.	ROYALTY REPORTING AND PAYMENT
3.5.	On or before ten (10) days after the last business day of each calendar quarter from the Effective Date, MSP agrees to provide CA with a written report identifying the total number of handsets as identified in Exhibit A. The report shall be in the format CA shall reasonably require from time to time.

3.6.	All amounts payable under this Agreement shall be paid in the currency stated in the Exhibit A without deduction or set off and if no currency is stated in Exhibit A then in US Dollars and all amounts are exclusive of all taxes, including sales, use or value added taxes where applicable. Upon presentation of invoices by CA, MSP shall pay any and all applicable tariffs, duties or taxes (other than franchise and income taxes for which CA is responsible) imposed or levied by any government or agency, including, without limitation, federal, state and local sales, use, value added and personal property taxes. Any claimed exemption from such tariffs, duties or taxes must be supported by a tax exemption certificate and other proper documentary evidence delivered to CA at the time of signature of this Agreement.

3.7.	During the term of this Agreement and for a period of at least three (3) years following termination or expiry of this Agreement, MSP shall keep full, true and accurate records and accounts in accordance with generally accepted accounting practices to show the amount of fees payable to CA under this Agreement. CA shall have

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Legally approved by CA Shama09

MSP AGREEMENT
the right to inspect MSP’s business premises to determine MSP’s compliance with this Agreement and to audit MSP’S books and records related to this Agreement to determine that fees paid to CA are correct. All costs of audit or inspection shall be borne by CA except that such expenses shall be borne by MSP in the event that any inspection or audit determines that MSP has underpaid fees in any period in excess of five percent (5%). MSP shall be required to pay to CA any underpaid fees and late charges thereon shown by an inspection or audit. Such audit right shall survive the termination of this Agreement for a period of three (3) years.
3.8.	In the event any payment is not made when due, CA may also: (i) cease provision of technical support and (ii) pursue all other available legal remedies. Any such actions by CA shall not give rise to any claim by MSP for breach of this Agreement. In addition to such other rights as CA may have, MSP shall pay an annual late payment charge equal to the lesser of one and one-half percent (1.5%) of the outstanding amount or the maximum amount allowed by law on any invoice rendered by CA that is not paid when due.

3.9.	Any dispute MSP may have concerning any invoice issued by CA to MSP must be submitted to CA within thirty (30) days from the date of receipt of the invoice. If MSP fails to do so, MSP shall have no further right to dispute the relevant invoice.
7.	INTELLECTUAL PROPERTY RIGHTS, INDEMNIFICATION AND CONFIDENTIAL INFORMATION.
7.1.	Proprietary Nature of Products and Ownership. No title to or ownership of the CA Software is transferred to MSP. Notwithstanding any provision of this Agreement to the contrary, CA owns and retains all title and ownership of all intellectual property rights in the CA Software, including all software, software master diskettes, copies of software, master diskettes, documentation and related materials that are acquired, produced or shipped by CA under this Agreement, and all modifications to and derivative works from software acquired under this Agreement made by MSP, CA or any third party. CA does not transfer any portion of such title and ownership, or any of the associated goodwill, to MSP, and this Agreement should not be construed to grant MSP any right or license, whether by implication, estoppel or otherwise, except as expressly provided. MSP agrees to be bound by and observe the proprietary nature of the CA Software. MSP agrees to take appropriate action by instruction or agreement with its employees, agents, contractors and sub-licensees who are permitted access to the CA Software to fulfill MSP’s obligations under this Agreement. Except as set forth in this Agreement, or as may be permitted in writing by CA, MSP agrees not to provide CA Software or any part or copies thereof to any third party without the prior written consent of CA.

3.10.	Indemnification. Except as limited in Sections 7.3, 7.4 and 7.5 below, and provided MSP is not then in default under this Agreement, CA shall indemnify MSP and keep MSP indemnified from and against any and all reasonable losses and damages, costs (including reasonable legal fees), charges, claims and expenses arising from or by reason of any third party claim that the MSP’s use or possession of the CA Software provided by CA to MSP in accordance with the provisions of this Agreement infringes a third party’s copyright and/or patent. CA shall not indemnify any End User of MSP.

3.11.	In the event that a claim is made or threatened against MSP to which the indemnity in Section 7.2 applies, then MSP shall:
7.1.1.	upon becoming aware of any infringement or allegations of infringement promptly notify CA of the same in writing;

7.1.2.	not make any admissions as to liability or compromise or agree to any settlement without CA’s prior written consent; and

7.1.3.	provide CA with full control of the defense and settlement negotiations and provide all reasonable assistance at CA’s expense in connection with any negotiations and litigation arising from such claims.
3.12.	If a claim or alleged claim of infringement of any copyright and/or patent in the CA Software is made and such claim causes MSPs use of the CA Software (or any part thereof) to be disrupted, or materially impaired, or impairs MSP’s ability to provide managed remote services to End Users, then CA may at its own option and expense:
7.4.1.	Procure the right for MSP to continue to use and distribute the infringing CA Software in the manner provided in this Agreement; or

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Legally approved by CA Shama09

MSP AGREEMENT
3.12.1.	modify or replace the infringing or potentially infringing CA Software (or the relevant part thereof) so that there is no infringement or potential infringement and CA shall ensure that such modification or replacement provides the same, or substantially the same or improved functionality to the software being replaced and is effected by CA with minimal interruption to the business of MSP; or

3.12.2.	if none of the foregoing alternatives is reasonably practicable, to terminate the relevant license and remove the infringing CA Software from the MSP Product and refund to MSP the fees paid to CA for the same from the point in time that the infringement first took place.
7.2.	CA shall have no liability for infringement to the extent that the infringement results from (i) CA’s compliance with designs and/or specifications provided by MSP, (ii) use of other than the current release of the CA Software, if the infringement would have been avoided by use of the current release and if the infringement occurs more than thirty (30) days after CA has made a public announcement or notified MSP in writing that a previous release may infringe, (iii) a modification of the CA Software that was not authorized in writing by CA, (iv) use of the CA Software in combination with non-CA software, equipment or data other than as specified in the Documentation or otherwise previously approved in writing by CA for use with the CA Software, or (v) the furnishing to MSP of any information, service, or technical support by a third party not authorized by CA.

7.3.	THE ABOVE STATES THE ENTIRE LIABILITY OF CA WITH RESPECT TO INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR ANY OTHER FORM OF INTELLECTUAL PROPERTY RIGHT BY ANY SOFTWARE SUPPLIED BY CA.

7.4.	MSP Indemnification. MSP shall indemnify, defend and hold harmless CA, its officers, directors, employees, agents, successors and permitted assigns (“CA Indemnified Parties”) from and against any and all Damages, to the extent such Damages (a) arise out of or relate to a claim that the portion of the MSP services developed by MSP without the assistance of CA (“MSP Indemnifiable Material”) or any portion thereof, infringes, misappropriates, or otherwise violates any third party’s intellectual property rights; and/or (b) are based on a claim that any MSP modification or in the event that MSP (i) caused any personal injury and/or tangible property damage or harm to an End User or End User’s computer system or privacy; and/or (ii) improperly characterizes, removes or interferes with third party software, files, data, text or code or any similar claim including, without limitation, any claim of unfair competition, commercial libel or defamation, interference with contractual relations, interference with prospective economic advantages, or any violation of the Lanham Act (as codified in 15 U.S.C. 1125) or similar state law and or (iii) causes CA Software to be operated in a manner that is inconsistent to any regulatory, legal requirement that may cause a fine, impairment to CA Software or cause a third party action.

7.5.	Defense and Settlement. Each Party shall give the other Party prompt notice of any such claim made against it, and the Parties shall cooperate in the defense of any such claim, suit or proceeding, including appeals, negotiations and any settlement or compromise thereof, provided that non-indemnifying Party must approve the terms of any settlement or compromise that may impose any unindemnified or non-monetary liability on such Party.

7.6.	Product Tampering. Unless explicitly permitted by applicable legislation, and except as specifically permitted in this Agreement, MSP shall not, nor shall it permit any third party to: (i) copy or manufacture the CA Software or any portion thereof; (ii) translate, adapt, enhance, extend, decompile, disassemble or reverse engineer the CA Software; or (iii) use the CA Software to provide any facility management or service bureau service or otherwise use the CA Software to process the data of any third party. MSP agrees that any such works are derivative works and as such are the sole and exclusive property of CA or its licensor.

7.7.	Allocation of Risk. The parties agree that the indemnities above and the warranties and limitations of liability mentioned below fully and fairly reflect the allocation of risk among the parties and the price of the CA Software.

7.8.	Confidential Information. The parties agree that any Confidential Information provided under this Agreement will be held and maintained in strict confidence and shall disseminate Confidential Information only on a need-to-know basis. The party receiving Confidential information shall be permitted to disclose Confidential Information in connection with a judicial or administrative proceeding to the extent that such disclosure is required under applicable law or court order, provided that the disclosing party shall be given prompt and

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Legally approved by CA Shama09

MSP AGREEMENT
timely written notice of any such proceeding and shall offer reasonable cooperation in any effort of the other party to obtain a protective order.
8.	WARRANTIES.
8.1.	Statements of Limited Warranty. CA warrants that the CA Software will operate in accordance with the specification published by CA for the CA Software during the term of this Agreement. However, if it is determined that the CA Software fails to operate according to the said specification CA’s only responsibility will be to exercise all reasonable efforts, consistent with industry standards and with reasonable care and skill, to cure any defects pursuant to its obligations in Section 5.6 above. Due to the nature of computer software CA does not warrant that operation will be error-free or uninterrupted.

8.2.	Warranty Representations. MSP is not authorized to make any warranty commitment on CA’s behalf, whether written or oral, other than those contained in the applicable CA End User Agreement

3.13.	LIMITATION OF WARRANTIES. THE WARRANTIES DESCRIBED IN THIS SECTION 8 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY, SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE WHICH ARE HEREBY EXCLUDED TO THE MAXIMUM PERMITTED BY LAW.
9.	LIMITATION OF LIABILITY.
9.1.	Aggregate Liability. Except for death or personal injury caused by the negligence or willful default of CA or its employees, and subject to Section 9.2 below, CA’s liability for direct damages to MSP for any cause whatsoever, except as otherwise stated in this Section, and regardless of the form of action, will be limited to the amount of royalties paid by MSP for the CA Software that caused the damage or gave rise to the cause of action calculated from the period of six months prior to the date that the cause of action arose.

9.2.	Exclusive Remedies. The remedies provided in this Agreement are the sole and exclusive remedies of the parties. In no event shall CA be liable to MSP or any other party, whether in contract or tort, for any incidental, indirect, special, consequential or unforeseeable loss or damage (including, without limitation, loss of profits, loss of business, loss of opportunity, loss or corruption of date), however arising, even if advised of the possibility of such loss or damages being incurred.

9.3.	Third Party Claims. Except for death or personal injury caused by the negligence or willful misconduct of CA or its employees, CA shall not be liable for any claim by MSP based on any third party claim.
4.	TERMINATION.
9.4.	Termination for Cause. Either party may terminate this Agreement for the substantial breach by the other party of a material term. The terminating party will first give the other party written notice of the breach and a reasonable period of at least thirty (30) days in which to cure the alleged breach. If a cure is not achieved during the cure period, then the non-breaching party may terminate this Agreement upon written notice.

4.1.	Termination by CA. CA may terminate this Agreement immediately if MSP fails to meet its payment obligations under this Agreement and this failure continues for ten (10) days or more following receipt of written notice from CA.

4.2.	Insolvency, Assignment, or Bankruptcy. Subject to any mandatory laws, either party may terminate this Agreement upon written notice to the other party if the other party (I) is not paying its debts as such debts generally become due, (ii) becomes insolvent, (iii) files or has filed against it a petition (or other document) under any Bankruptcy Law or similar law, that is unresolved within sixty (60) days of the filing of such petition (or document), (iv) proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, (v) makes a general assignment or trust mortgage for the benefit of creditors, or (vi) if a receiver, trustee, custodian or similar agent is appointed or takes possession of any of its property or business. CA may terminate this Agreement if there is a merger, sale of substantially all of the assets or change of control of MSP. A “change of control” shall be deemed to occur when an entity acquires fifty percent (50%)

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Legally approved by CA Shama09

MSP AGREEMENT
or more of the voting shares or equity interest in MSP or in the event of a change of a majority of the Board of Directors (or majority of the partners if a partnership) of MSP.
4.3.	Acceleration of Payment. Upon termination of this Agreement the due dates of all outstanding invoices to MSP for licenses of CA Software will automatically be accelerated so that they become due and payable on the effective date of termination, even if longer terms had been provided previously. Unless otherwise agreed in writing to the contrary, all orders or portions of orders remaining un-shipped as of the effective date of such termination will automatically be canceled.

4.4.	Effect of Termination on Obligations. Termination of this Agreement will not affect any pre-termination obligations of either party under this Agreement, and any termination is without prejudice to the enforcement of any un-discharged obligations existing at the time of termination. Regardless of any other provision of this Agreement, CA will not by reason of the termination of this Agreement be liable for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases, or commitments in connection with MSP’s business or goodwill, or otherwise. Except as set forth herein and below in Section 10.7, upon expiration or termination of this Agreement, MSP shall terminate any connections to the functionality of the CA Software provided by MSP to End Users and immediately return to CA, at MSP’s expense: (i) all copies of the CA Software; (ii) all Demonstration Software; (iii) all Documentation; (iv) all CA Software brochures, marketing collateral and materials; and (v) all master copies of the CA Software; together with a certified statement by a duly authorized officer of MSP stating that all such CA Software and materials and any other confidential information of CA have been returned to CA or destroyed. MSP shall take such other reasonable action as may be necessary to remove its identification as a representative of the CA Software.

4.5.	Wind Down Period. In the event of any termination of this Agreement by CA under Section or termination by MSP under Sections 10.1 or 10.3, MSP shall be entitled to provide managed services to End Users for a period not to exceed ninety (90) days subject to its continuing compliance with all terms and conditions of this Agreement.
5.	GENERAL PROVISIONS.
9.5.	Force Majeure. If either party is prevented from performing any portion of this Agreement (except the payment of money) by causes beyond its control, including civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or services or acts of God, such defaulting party will be excused from performance for the period of the delay and for a reasonable time thereafter.

9.6.	Choice of Law / Jurisdiction. The laws of the State of New York (excluding its conflict of laws provisions) shall govern the construction and enforceability of this Agreement. The parties agree that any action arising under or relating to this Agreement or the Products shall lie within the exclusive jurisdiction of the State and Federal Courts located in Suffolk County, New York. MSP consents to the exercise of jurisdiction by any such court and agrees that process may be served on MSP in any such action by mailing same to MSP at the address set forth above. If either party is compelled to seek judicial enforcement of its rights under this Agreement, the prevailing party in any such action shall be entitled to recover its costs incurred in such action, including reasonable attorneys’ fees. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

9.7.	Survival of Terms. The provisions of this Agreement that by their nature extend beyond the Expiration Date or other termination of this Agreement will survive and remain in effect until all obligations are satisfied.

9.8.	Export Compliance: Regardless of any disclosure made by MSP of an ultimate destination of any CA Software, MSP warrants that MSP will not export or disclose directly or indirectly the CA Software or related technical information, documents or materials, or any direct product thereof, without the prior written consent, if required, of the US Department of Commerce. MSP further warrants that it will agree to comply with any other applicable import or export laws and regulations and ensure its MSP End Users abide by the terms contained in this clause. In addition, in the event CA consents to the exportation of the CA Software by MSP outside the Territory, MSP shall obtain all applicable licenses. MSP shall take all necessary steps to assure that CA obtains full protection of its intellectual property rights under these provisions.

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Legally approved by CA Shama09

MSP AGREEMENT
9.9.	Waiver. No waiver of any right or remedy on one occasion by either party will be deemed a waiver of that right or remedy on any other occasion.

9.10.	Superior Agreement. This Agreement will not be supplemented or modified by any course of dealing or usage of trade. Variance from or addition to the terms and conditions of this Agreement in any purchase order or other written notification from MSP (including but not limited to any specification of a price different than CA’s current list price, less the appropriate discount) will be of no effect, unless otherwise expressly provided in this Agreement. This Agreement may be amended or modified only by a writing signed by each party.

9.11.	Assignment. This Agreement is not assignable by MSP, in whole or in part, without CA’s prior written consent. Any attempted assignment without CA’s written consent will be null and void.

9.12.	Notice. Unless otherwise agreed to by the parties, all notices required under this Agreement (except those relating to product pricing, changes and upgrades) will be deemed effective when received and made in writing by either (i) registered mail, (ii) certified mail, return receipt requested (or equivalent), (iii) overnight mail, addressed and sent to the address indicated in the Agreement (or subsequently notified in writing) and to the attention of the party executing this Agreement or that person’s successor, or (iv) by telephone facsimile transfer appropriately directed to the attention of the party executing this Agreement or that person’s successor.

9.13.	Compliance with Laws. Each party shall be responsible to comply with all applicable laws and regulations.

9.14.	Reservation of Title. If MSP acquires inventory of CA Software under this Agreement, all such inventory shall remain the title and property of CA until CA has received full payment for the same. Any master media provided by CA to MSP shall at all times remain the property of CA and MSP shall return the same to CA upon termination or expiry of the Agreement.

9.15.	Severability. If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions will continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated. The parties further agree to substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

9.16.	Independent Contractors. Each party acknowledges that the parties to this Agreement are independent contractors and that it will not, except in accordance with this Agreement, represent itself as an agent or legal representative of the other.

9.17.	Headings and Precedence. The headings provided in this Agreement are for convenience only and will not be used in interpreting or construing this Agreement. In the event of any conflict between the terms of this Agreement and any Exhibit or addendum hereto, the terms of the Exhibit or addendum shall prevail.

5.1.	No Other Terms. This Agreement, its Exhibits and the documents referred to herein comprise the whole Agreement between the parties. All prior oral or written agreements or representations other than as included in this Agreement are hereby excluded from this Agreement.
THE PARTIES REPRESENT THAT THEY HAVE READ THIS AGREEMENT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

Accepted by: CA, Inc.		InterNetwork Experts, Inc.

Signed:	/s/ David D. Gruennert	Signed:	/s/ Jonathan A. Groves

Name:	David D. Gruennert	Name:	Jonathan A. Groves

Title:	Vice President Finance	Title:	Director, NetSurant Operations

Date:	3/30/06	Date:	3/21/06

CA Initial /s/ DDG	MSP Initial /s/ JG

Legally approved by CA Shama09

MSP AGREEMENT
EXHIBIT A
SPECIFICATIONS FOR USAGE OF CA PRODUCTS
CA SOFTWARE

	USE	OPERATING	SHIPMENT
SECTION 1 PROGRAMS	AUTHORIZATION	SYSTEM	REQUIRED
CA End-to-End Performance Console	2 Tier-2	Windows 2003	Yes
CA Real-Time Perforamance Monitor	1 Tier-1	Windows 2003	Yes
CA Performance Management Elements Universal	4,000 Elements	Windows 2003	Yes
CA Performance Management Application Performance Modules	2 Systems	Windows 2003	Yes
VOIP Handsets, consisting of the following components:	10,000 Handsets	Windows 2003	Yes
CA Voice Management for Cisco Call Manager
CA Voice Management for Cisco Unity Bridge – Platform 1
CA SNMP Agent for Systems

	USE	OPERATING	SHIPMENT
SECTION 2 PROGRAMS	AUTHORIZATION	SYSTEM	REQUIRED
Unicenter Remote Control	8 Tier-2 Servers	Windows 2003	No
Unicenter Service Plus Service Desk	10 Users	Windows 2003	No
Unicenter Management Portal	1 Tier-2 Server	Windows 2003	No
Unicenter Advanced Network Operations *	1 Tier-2 Server	Windows 2003	No
Unicenter Network & Systems Management	11 Tier-2 Servers	Windows 2003	No
Unicenter Network & Systems Management Systems Performance Option *	1 Tier-2 Server	Windows 2003	No
Unicenter Network & Systems Management Network Performance Option *	1 Tier-2 Server	Windows 2003	No
Unicenter Service Level Management	1 Tier-2 Server	Windows 2003	No
Cleverpath Report for Unicenter	1 Site	Windows 2003	No
Unicenter Mgmt for Microsoft Exchange – Exchange Server	1 Tier-1 Server	Windows 2003	No
Unicenter Mgmt for Microsoft Exchange – Mailbox	300 Users	Windows 2003	No

(*)	Maintenance and Support for the specified CA Software expires on March 29, 2007
PRODUCT DELIVERY
Any CA Software identified with “NO” under the heading entitled “Shipment Required” above was previously delivered to MSP by CA and therefore will not be delivered to MSP at this time. CA Software identified with a “YES” under such heading will be delivered to MSP upon execution of this agreement. The CA Software shall be delivered to MSP, either by electronic delivery or in tangible media F.O.B. Point of Shipment, as CA deems appropriate.
MSP OPERATIONS CENTER (OC) INSTALLATION SITE
1955 Lakeway Drive, Suite 220, Lewisville, TX 75057
TERRITORY (include target market if appropriate): North America
FEES
MSP shall pay to CA a fee inclusive of usage and maintenance of the CA Software through the expiration of the Term, in the amount of $ 401,346.00, payable as follows:

Due Date	Amount Due
March 30, 2006	$138,140.00
March 30, 2007	$131,603.00
March 30, 2008	$131,603.00
Nothing herein shall affect MSP’s obligation to pay the License Fee and UMF (or MF, as applicable) as provided in the License.

CA Initial /s/ DDG	MSP Initial /s/ JG

Legally approved by CA Shama09

MSP AGREEMENT
Thereafter, (a) continued usage and maintenance of the Section 1 Programs shall be subject to MSP’s payment of CA’s annual usage and maintenance fee, and (b) continued usage of the Section 2 Programs shall not require further payment although continued maintenance of the Section 2 Programs shall be subject to MSP’s payment of CA’s annual maintenance fee.
EFFECTIVE DATE: March 30, 2006
EXPIRATION DATE: March 29, 2009
SPECIAL TERMS
MSP and CA agree that the following terms and conditions amend and supplement the MSP Agreement and in the event of conflict the following shall prevail:
LICENSE TERMINATION
All Licenses and Order Forms respecting use of the CA Software granted to MSP by CA or any of its predecessors for use at the installation site set forth above are hereby terminated, subject, however, to the obligations of MSP (a) to pay all contracted payments which otherwise would have become due and payable, and (b) to maintain the confidentiality of the CA Software and comply with the non-disclosure provisions of such terminated Licenses. Any future use of or access to the CA Software by MSP at any MSP Operations Center Installation Site shall be controlled exclusively by the terms of this Agreement.
SUPPLEMENTAL FEES
MSP may increase the Use Authorization during the Term upon prior written notice to CA and payment of CA’s one-time supplemental license fee calculated as CA’s then prevailing fee schedule, with the exception of the CA Software in the below table. Notwithstanding any installment payment schedule for the initial Fees, the Supplemental Fees shall be paid within thirty (30) days after MSP’s receipt of CA’s invoice. The Supplement Fees shall be pro rated until the next anniversary of the Effective Date of the License and shall be payable in full annually thereafter. The Supplemental Fees shall be billable upon MSP giving CA notice of its desire to increase the Use Authorization, including by request that CA issue an authorization key.

CA Performance Management		Supplemental Fee per Element
Elements Universal	Cumulative # of Elements	(includes Maintenance & Support)
	Up to 4,999	$10.00
	5,000 – 9,999	$9.00
	10,000 – 14,999	$8.10
	15,000 – 19,999	$7.29
	20,000 – 24,999	$6.56
	25,000 +	$5.90

VOIP Handsets	Cumulative # of Handsets	Supplemental Fee per Handset (in
With or without the CA Software		increments of 1,000; includes Maintenance
Components		& Support)
	Up to 9,999	$7.00
	10,000 – 14,999	$6.30
	15,000 – 19,999	$5.67
	20,000 – 24,999	$5.10
	25,000 +	$4.59

CA Initial /s/ DDG	MSP Initial /s/ JG

Legally approved by CA Shama09

MSP AGREEMENT
EXHIBIT B
MSP SUPPORT ADDENDUM
I. DEFINITIONS:
•	CA Customer Support – The CA Global organization responsible for providing technical support services to our customers and Partners.

•	Incident – A single and specific request for technical support assistance that is tracked by an Incident number associated with an Incident tracking system.

•	Normal Business Hours – 9am to 5pm ET Monday through Friday (excluding U.S. Holidays).

•	SupportConnect – CA’s online support Incident management infrastructure which provides online access to StarTrak, CA’s voice related support Incident tracking system.

•	Sustaining Engineering – The division within CA Development responsible for the development of patches, bugs, fixes, and other code-related remedies.
Support Defined:
The technical support functions described herein include the following functions:
•	Answering CA Software installation, configuration or usage questions.

•	Capturing initial problem definition and failure information.

•	Isolating and identifying software problems.

•	Providing standard fixes and workarounds to known problems.

•	Providing solutions for complex problems.

•	Escalating unresolved problems or those requiring formal fixes to Sustaining Engineering as appropriate.
II. TERMS AND CONDITIONS:
MSP Agrees:
0.	MSP acknowledges that proper marketing and support of the CA Software is largely dependent on appropriate training of MSP sales and technical staff. MSP shall ensure that members of its sales and technical staff complete and maintain sufficient training regarding the CA Software as necessary to properly market the CA Software and provide Tier 1 Support to End Users. In the event that trained staff are reassigned to other duties or leave the employ of MSP, MSP shall promptly cause other employees to undergo the necessary minimum training programs. MSP will indemnify and defend CA against all damages, fines, costs, fees, expenses and judgments that may be rendered or assessed against CA as a result of an error or omission on the part of MSP relating to its performance hereunder.

1.	MSP agrees to make best efforts to develop and maintain a level of proficiency within MSP technical support staff and meet all certifications publicly communicated by CA for the purpose of supporting professional development relevant to CA Software supported by MSP, as well as to address concerns where verifiable Incident data supports a training requirement that may be developing.

2.	MSP agrees to make all reasonable attempts to identify, isolate, troubleshoot and resolve all technical support concerns reported by End Users as described in the Roles and Responsibilities section below. If the Incident is above the technical expertise of MSP’s support staff, CA Customer Support will provide technical support assistance directly to the MSP as is reasonably required.

3.	MSP agrees to document and track all requests from End Users for the purposes of quality review and training needs assessment through MSP’s current Incident management solution.

4.	MSP agrees to make best efforts to notify End Users of urgent CA Software notifications, alerts, bulletins, maintenance and/or release information to ensure End Users are maintaining current CA Software maintenance levels.

5.	MSP agrees to make best efforts to evaluate End User satisfaction and provide semi-annual reports to evaluate such satisfaction in accordance with MSP’s current customer service survey or evaluation practices, and to share the results of those customer service surveys or evaluation activities with CA.

6.	MSP agrees not to disclose any CA phone numbers or contact methods with any End User without prior written consent from CA.

CA Agrees:

7.	CA agrees to provide MSP with historical Incident related statistics to facilitate staffing and impact assessment. This includes, but is not necessarily limited to Incident categories, resolution criteria, volumes of Incidents against distributed licenses, and other factors that may help MSP understand and plan for delivery of technical support.

8.	CA will make continuous on-going training available to MSP on a reasonable basis. Training, which shall include the provision of written training materials, is available from CA at CA’s standard rate per person, per day for regularly scheduled training

CA Initial /s/ DDG	MSP Initial /s/ JG

Legally approved by CA Shama09

MSP AGREEMENT
conducted at a CA training facility or an MSP facility, which may be located in the US or in Canada. MSP may also choose to take other CA certified training from other sources. MSP shall bear its own travel and subsistence expenses in connection with such training.

9.	CA agrees to make all reasonable attempts to provide MSP with relative historical Incident data to support the development of End User self-service including, raw knowledge, knowledge utilization statistics, and access to online knowledge. CA will not “republish” existing knowledge to reflect MSP marketing or branding.

10.	CA agrees to provide and maintain within its reasonable commercial efforts, a CA Customer Support advocate outside of the CA Software support chain, within the CA Customer Support organization, to represent the MSP management team to CA Customer Support on issues outside of normal CA Software support activities.

11.	CA agrees to notify in writing, and in advance of six (6) months, intentions to discontinue support for any currently supported CA Software contractually distributed by MSP.
MSP and CA Agree:
12.	MSP and CA mutually agree to establish a target Incident volume per month reported to CA Customer Support, and MSP agrees to make all reasonable efforts to maintain the target levels. Target will be a measurement of percentage of Incidents vs. licenses distributed over the term of the Agreement. Incidents associated with code defect will not be considered in any factor.

13.	MSP and CA agree that the scope of the CA Customer Support obligation shall extend to provide technical support to MSP exclusively and not to End Users.

14.	CA shall provide MSP with Maintenance Releases of the CA Software made generally available by CA during the Term of the Agreement. MSP shall be responsible for distributing the Maintenance Releases only to End Users properly licensed to use the CA Software in accordance with this Agreement.

15.	CA may provide MSP with New Versions of the CA Software made generally available by CA during the Term of this Agreement. MSP may distribute the New Versions only to End Users properly licensed to use the CA Software in accordance with this Agreement.

16.	MSP and CA agree to make any and all reasonable attempts to share or communicate, Incident or problem resolution related information that will support future enhancements to the CA Software set-up, installation, configuration, help files or make other such reasonable enhancements to support related End User self-service infrastructure, to reduce Incident volumes to both MSP and CA through the mutual improvement of the End User experience. CA will not provide information outside the scope of the direct relationship between MSP and CA.

17.	MSP and the Customer Support advocate agree to conduct, upon the reasonable request of either party, quarterly reviews of the overall effectiveness of the CA Customer Support relationship, identify areas for improvement and identify potential training requirements. This includes a review of performance statistics for relevant areas of the relationship provided by a CA Customer Support Senior Manager from MSP and CA. All available metrics should be used to evaluate the effectiveness of the support relationship including, but not necessarily limited to:
•	License distribution

•	End User quantities

•	Incident volumes

•	Incident telephony (ACD or Other) statistics

•	Resolution criteria

•	MSP experience

•	Escalation details

•	Incident or problem details
III. ROLES AND RESPONSIBILITIES:

MSP Delivers	CA Delivers	Level of Support Definition
X		Tier 1 / Level 1 MSP Client Assistant	Level 1 Support includes the initial response to an End User reported Incident (and any follow-up response as appropriate), initial information gathering, entitlement and escalation to Level 2.

X		Tier 1 / Level 2	Level 2 Support includes some or all of the following:
		MSP Support Engineer	answering software installation, configuration or usage questions; initial problem and failure information gathering; problem isolation, identification, and/or providing standard fixes and workarounds to known problems; escalating unresolved problems to a CA Support Engineer.

CA Initial /s/ DDG	MSP Initial /s/ JG

Legally approved by CA Shama09

MSP AGREEMENT

MSP Delivers	CA Delivers	Level of Support Definition
	X	Tier 2 / Level 3 CA Support Engineer	Level 3 Support consists of, but is not limited to, problem isolation, identification, and replication; providing standard fixes and workarounds to known problems; providing remedies for both new and known complex problems; escalating unresolved problems or those requiring formal fixes to CA Sustaining Engineering.
	X	Tier 2 / Level 4 CA Sustaining Engineering	Level 4 Support consists of advanced and engineering level problem isolation, identification, and replication for complex problems; providing new fixes and workarounds to problems; providing remedies for both new and known complex problems; resolution of problems through the generation of formal fixes; and assistance and repair requiring knowledge of software source code.
Contact Retention and Transfer Policy:
MSP will retain ownership of the relationship with the End User. During the first sixty (60) days after the launch date, “warm” telephone conference calls will be used to facilitate training and development for MSP. This conference call shall consist of MSP, End User and a CA Support Engineer. Thereafter, MSP can implement a transfer policy of “warm” telephone conference / transfer or web submission of Incidents via CA’s web-based portal http://SupportConnect.ca.com.
MSP shall submit detailed descriptions of any reported errors. If CA is not able to replicate the error, MSP shall provide any additional information required by CA, which may include a sample program enabling replication of the error. MSP will also make its personnel available to assist in problem identification and resolution.
IV. ENGAGEMENT PROCESS:
Telephone:
CA Customer Support is available 24 hours per day, 7 days per week, and 365 days per year. Engaging CA technical support can be facilitated via telephone by way of “warm transfer” or “warm conference”.
SupportConnect:
Online CA Customer Support is available via CA’s web-based portal at http://SupportConnect.ca.com.
Incident Severities and SupportConnect Target Response Times:

Response Times During
Severity	Definition	Normal Business Hours*
1**	A “system down” or product inoperative condition impacting production. Examples include system crashes, and loss or corruption of data.	1 Hour

2	A high-impact condition associated with the product. Examples include missing functionality, errors, and significant performance degradation.	2 Hours

3	A low-impact condition associated with the product. Examples include minor documentation issues, and confusion over error messages.	4 Hours

4	A question about product use or implementation. Examples include minor errors, cosmetic changes or enhancements.	8 Business Hours (or 1 Business Day)

*	CA will use its reasonable efforts to meet the Target Response Times and/or set MSP expectation with regard to remedial software support.

**	MSP technical contact must remain available to work on a Severity 1 issue 24 hours a day for the issue to retain a Severity 1 status. If an MSP technical contact is unavailable, CA Customer Support will re-categorize the Incident Severity level to a Severity 2.
Incident Requirements:
CA Software support requests must contain all pertinent information in English including Customer Site ID, Software/Revision number, Operating system/version, Platform, Problem Description, Log Files/Test Case, Problem Severity and a technical contact that is familiar with the software problem and End User environment. MSP must execute diagnostic routines if provided by CA and inform CA of the results. MSP must also verify the existence of a software problem and provide the conditions in which the problem may be duplicated.

CA Initial /s/ DDG	MSP Initial /s/ JG

Legally approved by CA Shama09

MSP AGREEMENT
V. THREAT OUTBREAK:
CA shall make any and all reasonable attempts to resolve any identified Threat Outbreak as expeditiously as possible. CA will provide MSP with direct access to CA’s Threat Research and Development Center via the CA Security Advisor 24 hours per day, 7 days per week, 365 days per year.
VI. ESCALATION PROCEDURE:
Any Incident in which the End User indicates they have a critical situation can be escalated as follows:
0.	The first mechanism is an escalation within the assigned technician relationship. This is done by communicating with the CA Support Engineer assigned to the Incident through Incident updates via telephone or http://SupportConnect.ca.com.

1.	The second mechanism is to formally change the severity of the Incident in question. This can be done by asking the CA Support Engineer to upgrade the Incident severity or by calling Customer Support and asking the Client Assistant to upgrade the Incident severity and requesting a CA Support Engineer call back. This will generate an alert to the change in severity.
•	Note that a Severity 1 status will only be maintained while the MSP is present to work on the Incident unless there are clearly no actions items remaining that relate to the MSP. Severity 1 status will not remain in effect if communication failures occur and in Incidents where an MSP is unresponsive, or not available to work with Customer Support.
2.	The third mechanism is to call CA Customer Support and request the Incident be escalated to the attention of the Support Supervisor.

4.	The escalation path is the same during business and non-business hours; however CA Senior Management is only available during normal business hours.
     Escalation Path:
•	Support Engineer (24x7x365)

•	Support Supervisor (24x7x365)

•	Support Manager (24x7x365)

•	Partner Operations Manager (Normal Business Hours)

•	Director Partner Operations (Normal Business Hours)

•	Vice President Global Support Operations (Normal Business Hours)

•	Senior Vice President Customer Support (Normal Business Hours)
VII. REPORTING REQUIREMENTS:
Standard Reporting through CA Partnership Summary.

CA Initial /s/ DDG	MSP Initial /s/ JG

Legally approved by CA Shama09